Exhibit 99.1
Contact: Valerie Wunder
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS ANNOUNCES MATTHEW J. HART TO JOIN BOARD OF DIRECTORS
     TEMPE, Ariz., June 28, 2006 — US Airways Group, Inc. (NYSE: LCC ) today announced that Matthew J. Hart, president and chief operating officer of Hilton Hotels Corp. and a former America West Airlines board member, is joining its Board of Directors effective immediately.
     US Airways Chairman, CEO and President Doug Parker said, “We are extremely pleased to welcome Matt to our board. Matt was a member of the former America West board and we benefited greatly from his contributions as a standalone company. I am certain the new US Airways will also benefit from his broad business knowledge and strategic thinking. We look forward to his contributions.”
     Hart, 54, fills a vacant position on the airline’s board, and served on the America West Airlines Board of Directors from 2004 to 2005. He stepped down when the two companies consolidated their boards last September. Hart, whose term expires in 2009, will also serve on the Board’s Audit Committee.
     Before joining Hilton as executive vice president and CFO in 1996, Hart was senior vice president and treasurer for The Walt Disney Company, and was executive vice president and CFO for Host Marriott Corp. He graduated cum laude from Vanderbilt University in 1974 and received his MBA from Columbia University in 1976.
     US Airways and America West’s recent merger creates the fifth largest domestic airline employing nearly 35,000 aviation professionals. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. US Airways is

a member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCG)